                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 30, 2005 with respect to the financial statements and schedule of Cooper-Standard Holdings Inc. as of December 31, 2004 and for
the period from December 24, 2004 to December 31, 2004 (Successor) and the
Automotive Segment of Cooper Tire and Rubber Co. as of December 31, 2003 and for
each of the two years in the period ended December 31, 2003 and the period from
January 1, 2004 to December 23, 2004 (Predecessor), included in the Registration
Statement (Form S-4) and related prospectus of Cooper-Standard Automotive Inc.
for the exchange of unregistered notes for registered notes.

/s/ Ernst & Young LLP

Troy, Michigan
March 30, 2005